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                                  April 7, 2000

Barnes & Noble, Inc.
122 Fifth Avenue
New York, New York 10011

Babbage's Etc. LLC
2250 William D. Tate Avenue
Grapevine, Texas 76051

Ladies and Gentlemen:

         On April 21, 1999, Babbage's Etc. LLC ("Babbages") entered into a confidentiality letter agreement (the "Original Confidentiality Agreement") with Funco, Inc. ("Funco"). In order for Funco to proceed with discussions with Babbages and Barnes & Noble, Inc. ("Barnes & Noble") regarding a possible transaction, it is necessary to supplement the Original Confidentiality Agreement in the following respects:

         1. Babbages and Barnes & Noble hereby understand and agree that, without the prior written consent of the Company, they and their subsidiaries, directors, officers, employees, agents and advisors will not, directly or indirectly, in any manner, request, induce or influence any employee of Funco to leave his or her employment with Funco or its affiliates, for a period commencing as of the date of the Original Confidentiality Agreement and ending on March 31, 2002.

         2. Barnes & Noble hereby agrees that it shall be bound by the Original Confidentiality Agreement, as supplemented hereby, as if it were Babbages, and all obligations of Babbages in the Original Confidentiality Agreement shall be deemed to be joint and several obligations of Barnes & Noble and Babbages.

              3. The Original Confidentiality Agreement, as supplemented hereby, shall remain in full force and effect.

                                                 Very truly yours,

                                                 FUNCO, INC.

                                                 By:     /s/ Stanley A. Bodine
                                                 Name:   Stanley A. Bodine
                                                 Title:  President

Agreed to and Accepted this 7th day of April, 2000:

BARNES & NOBLE, INC.

By:     /s/ Michael Archbold
Name:   Vice President and Treasurer
Title:  Michael Archbold

BABBAGE'S ETC. LLC

By:     /s/ David W. Carlson
Name:   David W. Carlson
Title:  VP-CFO